Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2012 SECOND QUARTER RESULTS AND UPDATES ITS 2012 BUSINESS OUTLOOK

BOISE, Idaho (May 3, 2012) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its second quarter ended March 31, 2012.

Highlights:

▪
Total revenues were $507.2 million for the quarter, 38.2% higher than revenues for the same period in the prior fiscal year.  Excluding the impact of the acquisition of the assets of Micro Beef Technologies, Ltd. (“Micro”) which was acquired on October 31, 2011, revenue growth in the United States was 22.9% for the quarter compared to the same period in the prior fiscal year.

▪	Selling, general and administrative (“SG&A”) expenses as a percentage of total revenues were 8.5% for the quarter, compared to 8.8% for the same period in the prior fiscal year.
▪	Operating income was $21.4 million for the quarter, 26.9% higher than operating income for the same period in the prior fiscal year.
▪
Net income was $13.2 million for the quarter, 27.5% higher than net income for the same period in the prior fiscal year.  Diluted earnings per share were $1.04 for the quarter, compared to $0.83 for the same period in the prior fiscal year.

▪	Internet sales to independent veterinary practices and producers in the United States grew by approximately 37% for the quarter compared to the same period in the prior fiscal year.
▪	Revenues from our veterinary pharmacy programs increased approximately 46% to $46.6 million for the quarter compared to the same period in the prior fiscal year.

“I am very pleased with our sales growth of over 38%,” said Jim Cleary, President and Chief Executive Officer.  “Our leading innovative market approach, including the integration of Micro, is influencing our positive results.  The efforts by our team members have been tremendous as we continue to focus on growth while providing outstanding customer service.”

Quarter ended March 31, 2012 compared to quarter ended March 31, 2011

Total revenues increased 38.2% to $507.2 million for the quarter ended March 31, 2012, compared to $367.1 million for the quarter ended March 31, 2011.  Excluding the impact of the acquisition of the assets of Micro, revenue growth in the United States was 22.9% for the quarter ended March 31, 2012, compared to the same period in the prior fiscal year.  Revenues from the acquisition of Micro were $63.0 million for the quarter ended March 31, 2012.  Revenue growth in the United Kingdom was 11.6% for the quarter ended March 31, 2012 compared to the same period in the prior fiscal year, consisting of 13.7% organic growth and a decline of 2.1% related to foreign currency exchange.  Commissions decreased 21.6% to $4.4 million for the quarter ended March 31, 2012, compared to $5.6 million for the quarter ended March 31, 2011.  Commissions were negatively impacted from the loss of a pet food line that we represented for most of fiscal year 2011 that we are not representing in fiscal year 2012, and a shift in commissions revenues to buy-sell revenues for certain parasiticides.

Gross profit increased by 30.7% to $66.6 million for the quarter ended March 31, 2012, compared to $51.0 million for the quarter ended March 31, 2011.  Gross profit as a percentage of total revenues decreased to 13.1% for the quarter ended March 31, 2012, compared to 13.9% for the quarter ended March 31, 2011 due to lower product margins, a reduction in commissions and lower vendor rebates.  Vendor rebates for the quarter ended March 31, 2012 decreased by $210,000 compared to the quarter ended March 31, 2011.

Operating income increased 26.9% to $21.4 million for the quarter ended March 31, 2012, compared to $16.9 million for the quarter ended March 31, 2011.  SG&A expenses increased 32.3% to $42.9 million for the quarter ended March 31, 2012, compared to $32.5 million for the quarter ended March 31, 2011.  SG&A expenses as a percentage of total revenues were 8.5% for the quarter ended March 31, 2012, compared to 8.8% for the quarter ended March 31, 2011.

Net income increased 27.5% to $13.2 million for the quarter ended March 31, 2012, compared to $10.3 million for the quarter ended March 31, 2011.  Diluted earnings per share were $1.04 and $0.83 for the quarters ended March 31, 2012 and 2011, respectively, an increase of 25.3%.

Six months ended March 31, 2012 compared to six months ended March 31, 2011

Total revenues increased 32.2% to $969.1 million for the six months ended March 31, 2012, compared to $733.3 million for the six months ended March 31, 2011.  Excluding the impact of the acquisition of the assets of Micro, revenue growth in the United States was 18.5% for the six months ended March 31, 2012, compared to the same period in the prior fiscal year.  Revenues from the acquisition of Micro, which was acquired on October 31, 2011, were $109.2 million for the six months ended March 31, 2012.  Revenue growth in the United Kingdom was 11.3% for the six months ended March 31, 2012 compared to the same period in the prior fiscal year, consisting of 12.7% organic growth and a decline of 1.4% related to foreign currency exchange.  Commissions decreased 12.6% to $8.1 million during the six months ended March 31, 2012, compared to $9.3 million during the six months ended March 31, 2011.

Gross profit increased by 27.8% to $129.1 million for the six months ended March 31, 2012, compared to $101.1 million for the six months ended March 31, 2011.  Gross profit as a percentage of total revenues was 13.3% for the six months ended March 31, 2012, compared to 13.8% for the six months ended March 31, 2011.  Vendor rebates for the six months ended March 31, 2012 increased by approximately $327,000 compared to the six months ended March 31, 2011.

Operating income increased 24.5% to $42.8 million for the six months ended March 31, 2012, compared to $34.4 million for the six months ended March 31, 2011.  SG&A expenses increased 28.9% to $81.8 million for the six months ended March 31, 2012, compared to $63.5 million for the six months ended March 31, 2011.  SG&A expenses as a percentage of total revenues were 8.4% for the six months ended March 31, 2012, compared to 8.7% for the six months ended March 31, 2011.

Net income increased 24.6% to $26.4 million for the six months ended March 31, 2012, compared to $21.2 million for the six months ended March 31, 2011.  Diluted earnings per share were $2.09 and $1.69 for the six months ended March 31, 2012 and 2011, respectively, an increase of 23.7%.

As of March 31, 2012, we had $64.5 million outstanding on our credit facilities.  The increase in the outstanding balance on our credit facilities of $61.6 million from September 30, 2011 resulted primarily from the acquisition of Micro and use of our credit facility to fund working capital due to our revenue growth and strategic inventory purchases.

Business Outlook

The Company estimates that for the fiscal year ending September 30, 2012, revenues will be from $2.0 billion to $2.025 billion, which represents growth of 28% to 29% compared to revenues in fiscal year 2011.  The Company estimates that diluted earnings per share will be from $3.96 to $4.06 per share, which represents growth of 16% to 19% compared to diluted earnings per share in fiscal year 2011.  The Company’s previous guidance for the fiscal year ending September 30, 2012 was revenues from $1.90 billion to $1.95 billion and diluted earnings per share of $3.85 to $4.00.

Conference Call

The Company will be hosting a conference call on May 3, 2012 at 11:00 a.m. eastern time to discuss in greater detail these results and its fiscal year 2012 business outlook.  Participants can access the conference call by dialing (877) 638-4561 and international callers can access the conference call by dialing (720) 545-0002.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through May 17, 2012 by calling (855) 859-2056 for calls within the United States or (404) 537-3406 for international calls using the passcode 73098779.  The conference call will also be available on the Company’s web site, www.mwivet.com.

MWI is a leading distributor of animal health products across the United States of America and United Kingdom. MWI sells both companion animal and production animal products including pharmaceuticals, vaccines, parasiticides, diagnostics, micro feed ingredients, supplies, pet food, capital equipment and nutritional products. MWI also is a leading innovator and provider of value-added services and technologies used by veterinarians and producers. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the impact of vendor consolidation on our business; changes in or availability of vendor rebate programs; transitional challenges associated with acquisitions, including the failure to achieve anticipated synergies; vendor rebates based upon attaining certain growth goals;  changes in the way vendors introduce products to market; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors; seasonality; unforeseen litigation; risks associated with our international operations; financial risks associated with acquisitions; the impact of general economic trends on our business; the recall of a significant product by one of our vendors; extended shortage or backorder of a significant product by one of our vendors; the timing and effectiveness of marketing programs offered by our vendors; the timing of the introduction of new products and services by our vendors; the ability to borrow on our credit line, extend the terms of our credit line or obtain alternative financing on favorable terms or at all; risks from potential increases in variable interest rates; the impact of tightening credit standards and/or access to credit on behalf of our customers and suppliers; a disruption caused by adverse weather or other natural conditions; inability to ship products to the customer as a result of technological or shipping disruptions; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy. Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.
(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated	Three Months Ended March 31,		Six Months Ended March 31,
Statements of Income	2012	2011	2012	2011
Revenues	$507,170	$367,112	$969,071	$733,286
Cost of product sales	440,552	316,126	839,939	632,228
Gross profit	66,618	50,986	129,132	101,058
Selling, general and administrative expenses	42,933	32,450	81,840	63,497
Depreciation and amortization	2,274	1,667	4,466	3,156
Operating income	21,411	16,869	42,826	34,405
Interest expense	(252)	(252)	(435)	(434)
Other income	265	206	530	414
Income before taxes	21,424	16,823	42,921	34,385
Income tax expense	(8,246)	(6,491)	(16,547)	(13,225)
Net income	$13,178	$10,332	$26,374	$21,160

Net income per share - diluted	$1.04	$0.83	$2.09	$1.69
Weighted average common
shares outstanding - diluted	12,648	12,511	12,626	12,496

			March 31,	September 30,
Condensed Consolidated Balance Sheets			2012	2011
Assets
Cash			$512	$606
Receivables, net			267,886	215,861
Inventories			238,884	170,065
Prepaid expenses and other current assets			6,767	10,079
Deferred income taxes			2,352	1,672
Total current assets			516,401	398,283

Property and equipment, net			34,615	25,209
Goodwill			60,907	49,041
Intangibles, net			39,930	24,894
Other assets, net			7,216	6,792
Total Assets			$659,069	$504,219

Liabilities
Credit facilities			$64,484	$2,907
Accounts payable			234,935	182,594
Accrued expenses and other current liabilities			19,470	16,385
Current portion of capital lease obligations			764	909
Total current liabilities			319,653	202,795

Deferred income taxes			6,896	5,989
Long-term debt and capital lease obligations			275	354
Other long-term liabilities			3,262	2,271

Stockholders' Equity			328,983	292,810

Total Liabilities and Stockholders' Equity			$659,069	$504,219